Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference of our report dated August 19, 2019 on the financial statements of Dallas Infill Industrial Portfolio for the year ended December 31, 2018 in the S-11 Registration Statement (File No. 333-200594) for the registration of shares of its common stock with an aggregate offering amount of $2,000,000,000.

/s/ PLANTE & MORAN, PLLC

Denver, Colorado
August 29, 2019